Callisto Launches Milestone Clinical Trial of L-Annamycin to Treat Adult Relapsed or Refractory Acute Lymphocytic Leukemia (ALL)

First Clinical Trial Launched in Adult Patients with ALL at University of Texas M. D. Anderson Cancer Center

NEW YORK--(BUSINESS WIRE)--Dec. 5, 2005--Callisto Pharmaceuticals, Inc. (AMEX:KAL - News; FWB:CA4), a developer of new drug treatments in the fight against cancer and other major health threats, announced today its milestone launching of the first clinical trial of an innovative new drug candidate, liposomal Annamycin (L-Annamycin), for the treatment of relapsed or refractory acute lymphocytic leukemia (ALL) in adult patients.

Start of the human trial of L-Annamycin is a critical step in Callisto's efforts to bring this proprietary drug to the marketplace. Patients with relapsed or refractory ALL typically develop cancer cells that are resistant to the currently-approved drugs, and are therefore in desperate need of a drug that overcomes this resistance. The trial is the first time researchers will be able to test the drug on a significant population of adult patients with difficult-to-treat relapsed or refractory cases of acute lymphocytic leukemia.

The trial is being launched at The University of Texas M. D. Anderson Cancer Center in Houston, Texas. The first patient with refractory or relapsed ALL entered the Phase I/II trial on December 1, 2005, under the direction of Dr. Hagop Kantarjian, the principal investigator at M. D. Anderson Cancer Center. Dr. Kantarjian is Chairman of the Department of Leukemia, and a highly respected leader in the field of leukemia.

"We are extremely pleased to see this trial get underway," said Dr. Gary S. Jacob, CEO and CSO of Callisto. "There is a huge unmet need for new agents to treat adult patients with relapsed and refractory forms of acute lymphocytic leukemia. L-Annamycin is a next-generation drug with the potential to work in these patients who have become resistant to other drugs. We hope that further demonstrations of L-Annamycin's efficacy and safety will pave the way to rapid approval of this drug for the tens of thousands of ALL patients worldwide whose condition is worsening."

This single-arm, open-label L-Annamycin trial is designed to enroll approximately 12 patients in the dose escalation Phase I portion and, subsequently, 10 patients at a final fixed dose in the Phase II portion. Up to 34 adult patients will be treated in this single-arm trial; many of these patients will be treated at M. D. Anderson Cancer Center. L-Annamycin is administered by infusion using a unique patented liposomal formulation.

In previous published animal studies, L-Annamycin has demonstrated that it can kill tumor cells that are resistant to other anthracycline drugs. In addition, earlier studies have shown that L-Annamycin may have other key advantages over other anthracycline drugs, including a decreased risk of treatment-related cardiomyopathy (inflammation of the heart muscle)

Callisto additionally plans to evaluate L-Annamycin for the treatment of children with refractory or relapsed ALL, and refractory or relapsed acute myelogenous leukemia (AML), respectively, as well as in the treatment of adults with relapsed or refractory AML in combination with Ara-C. Callisto intends to begin separate clinical trials in these populations in the next several months. If these trials are successful, an even broader population of leukemia patients could benefit from L-Annamycin.

Recently, the FDA granted L-Annamycin "orphan drug" designation for the treatment of both ALL and AML. This designation guarantees that after FDA approval of the drug, the sponsoring company has marketing exclusivity within the United States for seven years following commercial launch. The FDA's

Orphan drug designation also provides significant additional benefits to the sponsoring company, including eligibility for research grants and protocol assistance, opportunities for regulatory agency assistance on review of clinical protocols, and waiver of the Prescription Drug User Fee Act (PDUFA) filing fee.

Callisto has an exclusive worldwide license from The University of Texas M. D. Anderson Cancer Center to develop, manufacture, use and sell L-Annamycin worldwide.

About The University of Texas M. D. Anderson Cancer Center

The University of Texas M. D. Anderson Cancer Center is one of the world's most respected centers devoted exclusively to cancer patient care, research, education and prevention. M. D. Anderson is ranked the nation's top cancer hospital in U.S. News & World Report's "America's Best Hospitals" survey, and now ranks first in the number of grants awarded and total amount of grants given by the National Cancer Institute. The research program at M. D. Anderson is considered one of the most productive efforts in the world aimed solely at cancer.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto's drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs for a range of other significant health care market segments, including biodefense. One of the Company's lead drug candidates, L-Annamycin, is being developed as a treatment for forms of relapsed leukemia, a currently incurable blood cancer. Callisto initiated a clinical trial of L-Annamycin in relapsed acute lymphoblastic leukemia patients in 4Q 2005. L-Annamycin, a new compound from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Another anti-cancer drug, Atiprimod, is in development to treat relapsed multiple myeloma, a blood cancer. Atiprimod has entered Phase I/IIa human clinical trials in relapsed multiple myeloma patients. Callisto also has drugs in preclinical development for gastrointestinal inflammation, and a program focused on the development of a drug to protect against staphylococcus and streptococcus biowarfare agents. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. For investor-specific information about Callisto, including recent news and stock price data, please visit http://www.trilogy-capital.com/tcp/callisto/. For an Investor Fact Sheet about Callisto, please visit http://www.trilogy-capital.com/tcp/callisto/factsheet.html. To view an informational presentation of the Company's development pipeline of drug candidates, visit http://www.trilogy-capital.com/tcp/callisto/powerpoint.html. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. For additional information, visit www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as "expect", "should", "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K/A for the year ended December 31, 2004, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

Contact:
Callisto Pharmaceuticals, Inc.
Dan D'Agostino, 212-297-0010 x227
dagostino@callistopharma.com
or
Trilogy Capital Partners, Inc.
Paul Karon, 800-592-6067 (Financial Communications)
paul@trilogy-capital.com